15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.com

Exhibit 99.1

KALLO ANNOUNCES PURCHASE ORDER FOR ITS
SPECIALIST EMR - EMCURx

MARKHAM, Ont. (August 20, 2012) – Following a marketing strategy change, Kallo Inc. today announced the acceptance of a purchase order for EMCURx, the only Electronic Medical Record System (EMR) designed for Clinical Specialists in Canada.

“The response to EMCURx has been very encouraging and we look forward to serving Clinical Specialists in Canada and other parts of the world.” Said Vince Leitao, President and COO. “While the EMR marketplace is crowded with products that do not meet expectations of Clinical Specialists, Kallo’s EMCURx is the only Electronic Medical Records System that is designed for Specialists. It is intuitive, easy to use and fulfills Canadian and US regulatory compliances. Easy and seamless interface, with other internal and external applications in the Specialists’ practice including Laboratory Information Systems (LIS), Pharmacy Information Systems (PIS), and Provincial HIALs, provides connectivity as it should be.”

ABOUT
Kallo, Inc., a medical information company, engaging in the manufacture and development of software that assists physicians and healthcare providers to streamline patient information and workflow. Kallo software solutions include Electronic Medical Record (EMR), Picture Archiving & Communication System (PACS) and Medical Device Connectivity (MDC) that gathers medical information from various sources and deposits into the EMR of each patient. Kallo Inc. also provides Mobile Clinics, Clinical and Administrative Command Centers packaged with Best in Class Medical Devices and Medical Software solutions to ensure a holistic healthcare solution.

“We are excited at the generation of revenue from EMCURx” Concluded Vince Leitao.

Kāllo Inc., is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.OB

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca